Exhibit 99.1

 International Shipholding Corporation Reports Second Quarter Results


    NEW ORLEANS, La.--(BUSINESS WIRE)--July 27, 2005--International Shipholding Corporation (NYSE: ISH) today reported results for the three month and six month periods ended June 30, 2005. Net income for the three months ended June 30, 2005 was $3.973 million as compared to $1.828 million for the three months ended June 30, 2004. For the first six months of 2005, net income was $8.066 million as compared to $4.725 million for the same period of 2004. Net income available to common stockholders for the second quarter and six month period ended June 30, 2005 was $3.373 million and $6.899 million, respectively, after dividends on the Company's preferred stock issue.
    Improvement in the current quarter resulted primarily from the results of our two container vessels, acquired in December of 2004 and subsequently chartered-out; full utilization of our U.S. Flag Coal Carrier which experienced out of service time in the second quarter of 2004; higher volume of supplemental cargoes on our U.S. flag PureCar/Truck Carriers; a gain from a sale of some of our LASH barges of $540,000; and a lower effective tax rate under the Jobs Creation Act (as discussed below).
    The improvements in the quarter were partially offset by lower results from our foreign flag TransAtlantic LASH and our Mexican Rail/Ferry services. The foreign flag LASH service experienced an increase in operating costs and weather delays while the Mexican Rail/Ferry service was temporarily disrupted in the quarter because of delays caused while moving the operations from Mobile, Alabama, to New Orleans, Louisiana.
    Depreciation expense was higher in the current quarter due to the addition of the two container vessels. Administrative and general expenses were higher in the current quarter primarily due to wage and benefit increases and higher fees for professional services.
    In addition to the aforementioned, the improved results for the six month period included a before tax gain of $1.225 million from our share on the sale of a cement carrier vessel in the first quarter of 2005.
    As a result of the tonnage tax treatment of our U.S. flag international operations under the 2004 American Jobs Creation Act, our effective federal tax rate on earnings before equity in net income of unconsolidated entities was 3.9% and 7.8%, respectively, for the quarter and six month period ended June 30, 2005. Our comparable 2004 quarter and six month periods reflected effective federal tax rates of 38.9% and 37.7%, respectively.
    Net income available to common stockholders for the 2005 quarter and six month periods is after dividends on our $40 million of 6% Convertible Exchangeable Preferred Stock. The preferred stock, which has a liquidation preference of $50 per share, accrues cumulative quarterly cash dividends from the date of issuance at a rate of 6% per annum.
    Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004.
    The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The Company's preferred stock is traded on the NYSE with the symbol ISH Pr.


   Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):

                          Three Months Ended       Six Months Ended
                         June 30,    June 30,    June 30,    June 30,
                           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------
Revenues               $   68,842  $   64,843  $  138,630  $  130,686

Operating Expenses:
     Voyage Expenses       54,884      52,291     110,232     103,761
     Vessel and Barge
      Depreciation          5,601       4,696      11,213       9,323
                        ----------  ----------  ----------  ----------
Gross Voyage Profit         8,357       7,856      17,185      17,602
                        ----------  ----------  ----------  ----------
Administrative and
 General Expenses           4,248       3,922       8,637       7,773
(Gain) Loss on Sale of
 Other Assets                (559)          -        (590)          7
                        ----------  ----------  ----------  ----------
     Operating Income       4,668       3,934       9,138       9,822
                        ----------  ----------  ----------  ----------
Interest and Other:

     Interest Expense       2,270       2,626       4,813       5,348
     Loss on Sale of
      Investment                -           -           -         623
     Investment Income       (360)       (161)       (645)       (329)
     (Gain) Loss on
      Early Extinguishment
      of Debt                 (74)         15         (74)         46
                        ----------  ----------  ----------  ----------
                            1,836       2,480       4,094       5,688
                        ----------  ----------  ----------  ----------
Income Before Provision
 for Income Taxes and
 Equity in Net Income of
 Unconsolidated Entities    2,832       1,454       5,044       4,134
                        ----------  ----------  ----------  ----------
Provision for Income
 Taxes                        113         575         411       1,570
                        ----------  ----------  ----------  ----------
Equity in Net Income of
 Unconsolidated
 Entities (Net of
 Applicable Taxes)          1,254         949       3,433       2,161
                        ----------  ----------  ----------  ----------
Net Income             $    3,973  $    1,828  $    8,066  $    4,725
                        ==========  ==========  ==========  ==========
Preferred Stock
 Dividends                    600           -       1,167           -
                        ----------  ----------  ----------  ----------
Net Income Available to
 Common Stockholders   $    3,373  $    1,828  $    6,899  $    4,725
                        ==========  ==========  ==========  ==========
Basic and Diluted
 Earnings Per Common
 Share:
    Net Income
     Available to
     Common
     Stockholders
                       $     0.55  $     0.30  $     1.13  $     0.78
                        ==========  ==========  ==========  ==========
Weighted Average Shares
 of Common Stock
 Outstanding:
     Basic              6,082,887   6,082,887   6,082,887   6,082,887
     Diluted            6,100,091   6,097,164   6,105,999   6,094,813




    CONTACT: International Shipholding Corporation
             Erik F. Johnsen, 504-529-5461
             or
             Niels M. Johnsen, 212-943-4141